EXHIBIT 99.2

FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Commences Dosing in Second Phase 2a Study of Cannabinor in Experimentally
Induced Pain

Iselin, NJ, August 10, 2006 – Pharmos Corporation (Nasdaq: PARS) announced today that it has commenced dosing in a second Phase 2a clinical study of cannabinor (PRS-211,375) for the treatment of pain. The proof-of-concept trial will test for analgesic activity and the safety of cannabinor, a CB2-selective synthetic cannabinoid drug candidate, in healthy subjects experiencing capsaicin-induced pain.

The Company also noted that patient enrollment continues in its separate Phase 2a clinical trial of cannabinor as a treatment for nociceptive pain in third molar dental extraction that is expected to be completed in the third quarter of 2006.

Haim Aviv, Ph.D., Chairman and CEO, said, “The clinical testing of cannabinor strengthens our leadership position in cannabinoid drug development and marks further progression in our pipeline. We expect to advance other compounds into the clinic to further strengthen the pipeline from our extensive library of CB2-selective compounds targeting pain, multiple sclerosis and rheumatoid arthritis among other large markets.”

Alan L. Rubino, President & COO, said, “While progressing our existing pipeline, we are aggressively seeking business development opportunities with clinical stage compounds consistent with our CNS and autoimmune therapeutic focus. In addition, we are excited about the potential to add later stage drug candidates to our pipeline through our pending acquisition of Vela Pharmaceuticals. Vela’s lead drug dextofisopam has Phase 2 data showing a potential efficacy for the treatment of irritable bowel syndrome, a large, underserved market.”

In its Phase 2a experimentally induced pain trial, cannabinor will be tested intravenously in a single-center, randomized, double-blinded study that will take place at the UCL Analgesia Centre in London. The safety and analgesic efficacy of cannabinor will be compared with placebo on capsaicin evoked allodynia (pain resulting from a non-noxious stimulus to the skin) and hyperalgesia (abnormally increased pain sense). The study will include 24 male subjects in a two-way crossover design and is expected to be completed in the fourth quarter of 2006.

Louise Harding, Ph.D., Principal Investigator of the Phase 2a capsaicin pain trial, said, “The experimentally induced pain model using capsaicin gel is a well established, standardized model that has features resembling neuropathic pain. Neuropathic pain is often not responsive to conventional analgesic modalities, including oral opioid administration. The results of this study should help us better understand the role of cannabinoid receptor signaling pathways and may set the stage for studying cannabinor in patients suffering from neuropathic pain.”

In addition to the ongoing clinical testing of cannabinor in an intravenous formulation, Pharmos is developing an oral formulation of the drug candidate to move into Phase 1 testing in late 2006 or early 2007. An oral formulation will facilitate clinical development of cannabinor for chronic pain conditions.

Pharmos has entered into a definitive agreement to acquire Vela Pharmaceuticals Inc. (Vela), a privately held company specializing in the “re-discovery” and continued development of medicines related to the nervous system, including the brain-gut axis. Investors include first tier venture funds such as Venrock Associates, New Enterprise Associates and JP Morgan Partners.

Pharmos discovers and develops novel therapeutics to treat a range of indications including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase II testing in pain. Other compounds from Pharmos' proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

In connection with its proposed acquisition of Vela Pharmaceuticals Inc., Pharmos has filed a preliminary proxy statement and other relevant materials, and will be filing additional relevant materials in the near future, with the Securities and Exchange Commission (SEC) relating to a special meeting of shareholders. Investors and security holders of Pharmos are urged to read these documents because they contain important information about Pharmos, Vela and the acquisition. The proxy statement and other existing and forthcoming relevant materials, and any other documents filed by Pharmos with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Pharmos by directing a written request to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement and the other existing and forthcoming relevant materials before making any voting or investment decision with respect to the acquisition.

Pharmos and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Pharmos in connection with the proposal to issue shares of Pharmos’ common stock in the acquisition. Information about those executive officers and directors of Pharmos and their ownership of Pharmos' common stock is set forth in Pharmos' Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of Pharmos' executive officers and directors in the acquisition by reading the preliminary proxy statement and other existing and forthcoming relevant materials.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679